Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is effective as of this 6th day of January, 2010 (the “Effective Date”), by and between PHARMASSET, INC., with offices at 303-A College Road East, Princeton, NJ 08540 (“PHARMASSET”) and FREDRIC D. PRICE, of 64 Quarry Lane, Bedford, NY 10506 (“CONSULTANT”). PHARMASSET and CONSULTANT are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, PHARMASSET would like CONSULTANT to provide certain consulting services and CONSULTANT would like to provide such services upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the Parties hereto agree as follows:

1. SERVICES.

During the Term (as defined in Section 4 below), CONSULTANT agrees to provide the consulting services as further described on Exhibit A attached hereto (the “Services”).

2. COMPENSATION.

As consideration for CONSULTANT’s performance of the Services, PHARMASSET shall pay CONSULTANT the amount set forth in Exhibit A (the “Consultant Fee”). PHARMASSET shall also pay CONSULTANT for reasonable and necessary travel and other expenses approved in advance by PHARMASSET that are incurred by CONSULTANT in the performance of the Services. No other form of compensation shall be paid by PHARMASSET to CONSULTANT except as otherwise approved in writing by PHARMASSET. PHARMASSET is required to file IRS Form 1099 with the United States Internal Revenue Service for all payees. Therefore, at PHARMASSET’s request, CONSULTANT shall provide PHARMASSET with CONSULTANT’s Social Security or Federal Identification Number, as applicable, upon execution of this Agreement.

3. REPRESENTATIONS AND WARRANTIES. CONSULTANT represents, warrants and covenants to PHARMASSET that CONSULTANT:

(a) is not now a party to any agreement which would prevent CONSULTANT from fulfilling CONSULTANT’s obligations under this Agreement and CONSULTANT will not knowingly enter into any agreement with any other party that would in any way prevent CONSULTANT from performing the Services;

(b) is not and has never been (i) under investigation for debarment or debarred pursuant to the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), as amended, or any similar state law or regulation, (ii) excluded by the Office of Inspector General pursuant to 42 U.S.C. § 1320a-7, et seq. or any state agency from participation in any federal or state health care program; or (iii) otherwise disqualified or restricted by the FDA pursuant to 21 C.F.R. 312.70 or any other regulatory authority;

(c) will notify PHARMASSET immediately in the event any investigation or proceeding for debarment, exclusion or disqualification is initiated against CONSULTANT;

(d) is qualified and has sufficient technical expertise to perform the Services; and

(e) will perform the Services in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations.

4. TERM AND TERMINATION.

(a) Term. This Agreement shall begin as of the Effective Date and shall expire on March 31, 2010 (the “Term”). Notwithstanding the foregoing, the Parties may mutually agree in writing to extend the Term.

(b) Termination. This Agreement may be terminated as follows: (i) immediately by either Party in the event of a material breach by the other Party, if such breach is not cured within fifteen (15) days after the breaching Party’s receipt of written notice of such breach from the non-breaching Party; and (ii) by CONSULTANT by giving PHARMASSET fifteen (15) days prior written notice of termination.

(c) Effect of Termination. In the event of early termination, CONSULTANT shall immediately discontinue performing the Services.

5. CONFIDENTIALITY.

(a) Confidential Information Defined. CONSULTANT acknowledges and agrees that any data, documents, materials or information of any type whatsoever, in whatever form or medium, whether or not marked as “confidential” or “proprietary,” and which could reasonably be expected to be valuable or sensitive to PHARMASSET, including but not limited to, any information concerning or relating to the property, products, research, development, technology, business and affairs of PHARMASSET, that is learned, created by, disclosed to or becomes known by CONSULTANT pursuant to this Agreement constitutes the confidential information of PHARMASSET (collectively, “Confidential Information”). Consultant shall treat all Confidential Information as confidential and shall only use such Confidential Information to perform the Services under this Agreement. Consultant shall not use any Confidential Information for personal gain or in connection with a purchase or sale of PHARMASSET common stock. These restrictions upon disclosure and use of Confidential Information shall continue during the Term and shall extend beyond the Term for a period of ten (10) years. Upon expiration or termination of this Agreement, CONSULTANT will, at the request of PHARMASSET, return or destroy all written and electronic copies of any Confidential Information in CONSULTANT’s possession.

(b) Exceptions to Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is or hereafter becomes generally available to the trade or public other than by reason of any breach hereof; (ii) was already known to CONSULTANT, prior to the date of disclosure; (iii) is disclosed to CONSULTANT by a third party who has the right to disclose such information without any obligations of confidentiality; or (iv) is otherwise required to be disclosed by CONSULTANT in order to comply with applicable legal requirements of a public authority, law, rule of court or regulation, provided that (a) CONSULTANT promptly notifies PHARMASSET of the obligation to disclose in order to allow PHARMASSET to object or seek a protective order; (b) CONSULTANT only discloses the minimum amount of Confidential Information that is necessary to comply with the required disclosure; and (c) such information remains Confidential Information for all other purposes.

6. WORK PRODUCT.

(a) Inventions. CONSULTANT agrees that any inventions, works of authorship, other intellectual property and/or scientific information or documentation that is conceived, developed, originated, fixed or reduced to practice by CONSULTANT resulting from CONSULTANT’s engagement by PHARMASSET (collectively, “Inventions”), shall be the sole and complete property of PHARMASSET or any of its Affiliates, and shall be treated as Confidential Information. CONSULTANT shall fully and promptly disclose to PHARMASSET all Inventions conceived or reduced to practice by CONSULTANT. CONSULTANT hereby assigns and conveys to PHARMASSET or any of its Affiliates CONSULTANT’s entire right, title and interest to any and all Inventions. CONSULTANT agrees to execute all assignments, declarations, powers of attorney, applications or registrations for patents and copyrights, and any other instruments deemed necessary or helpful for PHARMASSET or its Affiliates to secure and enforce its rights hereunder.

(b) Use of PHARMASSET Materials. CONSULTANT will only use the materials provided by or on behalf of PHARMASSET under this Agreement consistent with and as contemplated by this Agreement and will not undertake any actions which would jeopardize the copyright, trademark, tradename and other intellectual property rights of PHARMASSET or its Affiliates in any such materials.

7. INDEMNIFICATION.

Each Party shall indemnify, defend and hold harmless (the “Indemnitor”) the other Party and its respective affiliates, employees, officers, directors, attorneys, agents, representatives, successors and assigns (collectively, the “Indemnitee”) from and against all causes of action, liabilities, damages, penalties, costs, expenses, fines, claims, losses, suits, demands, liens, and all expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees) (collectively, “Losses”) that may be incurred by, made, charged, or instituted against an Indemnitee, and which arise out of, result from or are based on (a) the material breach of this Agreement by the Indemnitor; or (b) the negligence or willful misconduct of the Indemnitor, except to the extent that such Losses are attributable to the negligence, wrongful act or omission, willful malfeasance or misconduct by the Indemnitee.

8. MISCELLANEOUS.

(a) Entire Agreement; Modification. This Agreement together with any exhibits attached hereto constitutes the entire understanding and agreement between the Parties with respect to the subject matter covered herein and supercedes any and all prior agreements, understandings, covenants, promises, warranties and representations, oral or written, express or implied, between the Parties that relates to the subject matter hereof. This Agreement may not be amended or supplemented in any way except in writing, dated and signed by authorized representatives of both Parties.

(b) Publicity. CONSULTANT shall not disclose the fact of, terms of, or subject matter of this Agreement to any third party without the prior written consent of PHARMASSET. CONSULTANT will not disclose any material of any kind that uses the name, logo, trademark or tradename of PHARMASSET or any Affiliate without PHARMASSET’s prior written consent.

(c) Independent Contractors. The Services set forth herein shall be performed by CONSULTANT as an independent contractor and shall not create an employer/employee relationship between CONSULTANT and PHARMASSET. Consequently, CONSULTANT shall not be entitled to receive any employee benefits which are made available to employees of PHARMASSET. CONSULTANT shall not have actual, apparent, or implied authority to bind PHARMASSET to any obligation whatsoever.

(d) Assignment. The Services provided herein are personal in nature and, therefore, CONSULTANT may not assign or transfer this Agreement or any part hereof without the express written consent of PHARMASSET. PHARMASSET may assign its rights and obligations under this Agreement without CONSULTANT’s consent.

(e) Notice. Any notices, consents or other communications required or permitted under this Agreement must be in writing and shall be deemed to have been duly given as of the date (a) actually delivered by hand; (b) three (3) days after being sent by registered or certified mail, postage prepaid, return receipt requested; or (c) actually delivered by overnight courier, to the other Party at the address as set forth below, or to such other address or addresses as may be designated in writing by notice given to the other Party pursuant to this paragraph:

If to CONSULTANT:	Fredric D. Price
64 Quarry Lane
Bedford, NY 10506

If to PHARMASSET:	Pharmasset, Inc.
Attention: General Counsel
303-A College Road East
Princeton, NJ 08540

(f) Severability; Waiver. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement. Waiver by either Party or the failure by either Party to claim a breach of any provision of this Agreement shall not be deemed to constitute a waiver or estoppel with respect to any subsequent breach of any provision hereof.

(g) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of laws rules or principles.

(h) Survival. All provisions of this Agreement which may reasonably be interpreted or construed as surviving termination shall survive, including without limitation Sections 5, 6, 7 and 8.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PHARMASSET:		CONSULTANT:

PHARMASSET, INC.		FREDRIC D. PRICE

By:	/S/ PAUL LUBETKIN	/S/ FREDRIC D. PRICE

Name:	PAUL LUBETKIN

Title:	Executive Vice President, General Counsel, and Secretary

EXHIBIT A

SERVICES AND COMPENSATION

1.	Services. In accordance with the terms and conditions of the Agreement to which this Exhibit is attached and incorporated therein by reference, the CONSULTANT shall perform the following Services:

a)	At the request of the PHARMASSET board or management, provide counsel and advice about PHARMASSET’s opportunities, business development strategies and programs, or financial or other strategies and opportunities; and

b)	Other services as may be requested by PHARMASSET from time to time.

2.	Compensation.

In consideration of the performance of Services as described above, PHARMASSET shall (a) allow CONSULTANT to retain the March 23, 2009 restricted stock grant awarded to him as a member of its board of directors until such grant is fully vested and shall thereafter use reasonable efforts consistent with the federal securities laws to assist CONSULTANT in obtaining unlegended certificates, and (b) extend until December 31, 2010 CONSULTANT’s right to exercise PHARMASSET stock options held by him which are fully vested and exercisable as of March 17, 2010.